EXHIBIT 10.2

Martin E. Franklin
555 Theodore Fremd Avenue, Suite B302
Rye, NY 10580

March 19, 2003

Bally Total Fitness Holding Corporation
8700 Bryn Mawr Avenue
Chicago, Illinois 60631

To the Board of Directors:

       In consideration of my appointment today as a director of Bally Total Fitness Holding Corporation, a Delaware corporation (the “Company”), for a term through the 2006 Annual Meeting of Stockholders of the Company, I hereby agree that, during the period beginning on the date hereof and ending on the date of the 2006 Annual Meeting of Stockholders of the Company (the “Standstill Period”), I shall not seek or accept appointment as an officer of the Company and neither I nor any entity which I control shall:

  make or encourage any other person to make, or in any way be a "participant" in, any "solicitation" of proxies (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended) with respect to the common stock of the Company (other than in my capacity as a director of the Company in connection with solicitations by the board of directors of the Company); or

  make or submit or publicly announce (or encourage any other person to make or submit or publicly announce) any proposal or offer to acquire the Company or the assets of the Company or to effect any extraordinary transaction with the Company or any of its subsidiaries (other than in my capacity as a director of the Company in connection with decisions made by the board of directors of Company).

       Additionally, I shall cause all shares of common stock, par value $0.01 per share, of the Company which I (or any entity I control) beneficially own on the record date for each of the 2003 and the 2004 Annual Meetings of Stockholders of the Company, respectively (i) to be represented in person or by proxy at each of the 2003 Annual Meeting and the 2004 Annual Meeting, respectively, and (ii) to be voted at the 2003 Annual Meeting for the election of myself and Paul Toback and at the 2004 Annual Meeting for the election of the slate of nominees selected by the Board.

       The Company acknowledges that nothing in this Letter Agreement shall be deemed to restrict or limit my ability, when acting in my capacity as a director of the Company, to act in accordance with and fulfill my fiduciary duties to the stockholders of the Company or my ability to resign my position as a director of the Company during the Standstill Period at any time, upon delivery of written notice to the Company, however my obligations pursuant to the prior paragraphs shall survive any such resignation. Upon the expiration of the Standstill Period, this Letter Agreement and my obligations hereunder shall cease to have any force or effect.

       This Letter Agreement represents the entire understanding of the parties hereto with reference to the subject matter hereof and supersedes any and all other oral or written agreements and understandings among the parties heretofore made. This Letter Agreement may be amended only by an instrument in writing signed by or on behalf of each of the parties hereto, provided that this Letter Agreement may not be amended by or on behalf of the Company unless the amendment is approved by a vote of the majority of the board of directors other than Martin E. Franklin and Stephen C. Swid. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. Each of the parties hereto shall use such party’s best efforts to take such actions as may be necessary or reasonably requested by the other party hereto to carry out and consummate the transactions contemplated by this Letter Agreement. No party to this Letter Agreement directly or indirectly, shall, or shall permit anyone acting on its behalf to challenge the validity or enforceability of any provision of this Letter Agreement or the matters contemplated hereby. The parties hereto agree that irreparable damage may occur in the event that any provision of this Letter Agreement is not performed in accordance with the terms hereof and that the non-breaching party will be entitled (in addition to any other remedy at law or equity) to an injunction or injunctions to prevent breaches of the provisions of this Letter Agreement and to enforce the terms and provisions of this Letter Agreement by a decree of specific performance in any action instituted in any court of the United States or any state thereof having jurisdiction without the necessity of proving the inadequacy of a remedy of money damages. If any term or other provision of this Letter Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Letter Agreement shall nevertheless remain in full force and effect.

       If the terms of this Letter Agreement are in accordance with your understandings and agreements with me, please sign and return the enclosed duplicate of this letter, whereupon this Letter Agreement shall constitute a binding agreement between us.

Very truly yours,

/s/ Martin E. Franklin

Martin E. Franklin

Accepted and agreed to as of
the date first above written:

BALLY TOTAL FITNESS HOLDING CORPORATION

By: /s/ Paul Toback

Name:	Paul Toback
Title:	President and Chief Executive Officer